------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number 3235-0287
                                                  Expires: January 31, 2005
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Taunus Corporation
--------------------------------------------------------------------------------
   (Last) (First) (Middle)

   31 West 52nd Street
--------------------------------------------------------------------------------
   (Street)

   New York, NY  10019
--------------------------------------------------------------------------------
   (City) (State)  (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

   AMERITRADE HOLDING CORPORATION (AMTD)
================================================================================
3. IRS Identification Number of Reporting Person (if an entity) (voluntary)


================================================================================
4. Statement for Month/Year

   August 2002
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

                          ---------------------------
================================================================================
7. Individual or Joint/Group Filing (Check applicable line)

   [X ] Form filed by one Reporting Person
   [  ] Form filed by more than one Reporting Person

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
--------------------------------------------------------------------------------

                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4 and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (mm/dd/yy)               Code     V                                 (D)
------------------------------------------------------------------------------------------------------------------------------------
(1)  See Schedule A
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      Table I (cont.) -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------
(1)  See Schedule A                  22,837,282
------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code    V      (A)             (D)            cisable       Date
------------------------------------------------------------------------------------------------------------------------------------
(1)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Table II (cont.) -- Derivative Securities Acquired, Disposed of, or Beneficially
     Owned (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                          7.
                          Title and Amount
                          of Underlying                                                            10.
                          Securities                                              9.               Ownership
                          (Instr. 3 and 4)                                        Number of        Form of
                          ----------------                                        Derivative       Derivative      11.
1.                                          Amount              8.                Securities       Securities      Nature of
Title of                                    or                  Price of          Beneficially     Beneficially    Indirect
Derivative                                  Number              Derivative        Owned            Owned at        Beneficial
Security                                    of                  Security          at End of Month  End of Month    Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr.4)        (Instr. 4)      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

(1)
====================================================================================================================================

Explanation of Responses:

The Reporting Person has remitted the profits realized from the foregoing transactions to the Issuer.

    /s/ Thomas Curtis                                           9/9/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
      Title:  Managing Director


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

Schedule A


  Name and Address of Reporting Person:
  Taunus Corporation
  31 West 52nd Street
  New York, NY 10019

  Issuer Name and Ticker Symbol: AMERITRADE HOLDING CORPORATION (AMTD)

  Statement for: August 2002






  1.  Title of Security        2.  Transaction    3.  Transaction   4.  Securities Acquired              5.  Ownership Form:
      -----------------               Date               Code           (A) or Disposed of (D)               Direct (D) or
                                   -----------        ------------       Amount   (A) or (D) Price           Indirect (I)
                                                                         ------   ---------  -----           ---------------------
  Class A Common Stock,            09/24/01           P                  40        A      $3.65                  D
  par value $0.01 per share
                                   10/01/01           P                  20        A      $3.89                  D
                                   10/01/01           S                  20        D      $3.88                  D
                                   10/31/01           P                 1315       A      $5.40                  D
                                   10/31/01           P                 1900       A      $5.40                  D
                                   10/31/01           P                 2650       A      $5.41                  D
                                   10/31/01           P                 2580       A      $5.40                  D
                                   10/31/01           S                 1315       D      $5.40                  D
                                   10/31/01           S                 1900       D      $5.40                  D
                                   10/31/01           S                 2580       D      $5.40                  D
                                   10/31/01           S                 2650       D      $5.41                  D
                                   12/06/01           P                 1000       A      $6.50                  D
                                   12/14/01           P                 600        A      $6.23                  D
                                   02/08/02           P                 100        A      $5.73                  D
                                   02/08/02           P                 100        A      $5.74                  D
                                   02/08/02           P                 100        A      $5.74                  D
                                   02/08/02           P                 100        A      $5.74                  D
                                   02/08/02           P                 100        A      $5.74                  D
                                   02/08/02           P                 100        A      $5.75                  D
                                   02/08/02           P                 100        A      $5.76                  D
                                   02/08/02           P                 300        A      $5.75                  D
                                   02/08/02           P                 300        A      $5.76                  D
                                   02/08/02           P                 400        A      $5.75                  D
                                   02/08/02           P                 400        A      $5.75                  D
                                   02/08/02           P                 800        A      $5.73                  D
                                   02/08/02           P                 800        A      $5.73                  D
                                   02/08/02           P                 800        A      $5.74                  D
                                   02/08/02           P                 800        A      $5.74                  D
                                   02/08/02           P                 800        A      $5.74                  D
                                   02/08/02           P                 1000       A      $5.75                  D
                                   03/04/02           P                 1000       A      $5.76                  D
                                   03/04/02           P                 1000       A      $5.76                  D
                                   03/19/02           S                 1500       D      $6.50                  D
                                   05/23/02           P                 1900       A      $5.42                  D

